As filed with the Securities and Exchange Commission on October 10, 2007

Registration No. 333-146267

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Noah Education Holdings Ltd.

(Exact name of Registrant as specified in its charter)

Cayman Islands	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10th Floor B Building

Futian Tian’an Hi-Tech Venture Park

Futian District, Shenzhen

Guangdong Province, People’s Republic of China

(86755) 8343-2800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 664-1666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang, Esq. John A. Otoshi, Esq. Latham & Watkins LLP 41st Floor, One Exchange Square 8 Connaught Place, Central Hong Kong (852) 2522-7886	Matthew Bersani, Esq. Shearman & Sterling LLP 12/F, Gloucester Tower The Landmark 15 Queen’s Road Central, Central Hong Kong (852) 2978-8000

Approximate date of commencement of proposed sale to the public:    as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)		Amount of registration fee
Ordinary shares, par value US$ 0.00005 per share(2)(3)	US$	140,000,000	US$	4,298	(4)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)	Includes ordinary shares that may be purchased by the underwriters to cover over-allotments, if any. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No.333-146283). Each American depositary share represents one ordinary share.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file exhibit 1.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. We intend to adopt an amended and restated articles of association that will provide for indemnification of officers and directors for costs, charges, expenses, judgments losses, damages or liabilities sustained by such persons in connection with actions or proceedings to which they are party or are threatened to be made a party by reason of their acting as our directors or officers, other than as a result of such person’s actual fraud or willful default.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.3 to this Registration Statement, we agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. The information provided below gives effect to the 1 to 2 share split effected on October 5, 2007.

(a) In connection with the incorporation of the registrant and in anticipation of its acquisition of assets of the translation device business of Shenzhen Noah Industrial Co., Ltd., or Noah Industrial, the registrant issued on April 19, 2004 two ordinary shares (incorporator shares) at its par value of US$0.00005 to Elisa Gatti that was subsequently transferred to First Win Technologies Ltd., a company controlled by Benguo Tang, and on April 20, 2004 the registrant issued at par (1) 5,699,998 ordinary shares to First Win Technologies Ltd., (2) 8,550,000 ordinary shares to Jointly Gold Technologies, Ltd., a company controlled by Dong Xu, (3) 4,750,000 ordinary shares to Global Wise Technologies Ltd., a company controlled by Xiaotong Wang, and (4) 1,000,000 ordinary shares to Gallop Jumbo International Limited, a company controlled by Li Ma. Noah Industrial, whose shareholders were Benguo Tang, Dong Xu, Xiaotong Wang and Li Ma, waived the registrant’s payment of the RMB 65.3 million agreed book value for the acquisition.

(b) On April 20, 2004, the registrant issued 1,473,442 shares to Dynamic View Investments Limited, a company of which Xianquan Xiao, the registrant’s vice president, sales, is currently the sole director. The shareholders of Dynamic View are Mr. Xiao and seven of the registrant’s other employees.

(c) On July 6, 2004, the registrant issued (i) 6,521,962 Series A preference shares at a purchase price of US$ 2.4533 per share to Baring Asia II Holdings (22) Limited, and (ii) 407,622 Series A preference shares to Alpha Century Assets Limited. Each preference share will automatically convert into one ordinary share immediately prior to the closing of this offering. At the same time, the registrant granted, without any additional cash consideration, a warrant, to Baring Asia II Holdings (22) Limited to purchase an additional 1,019,056 Series A preference shares at an exercise price of US$ 2.9439 per share. This warrant has expired and was not exercised.

(d) On December 29, 2006, pursuant to its 2006 equity compensation plan, the registrant issued 1,473,442 ordinary shares to Master Topful Limited, a company controlled by us through Xianquan Xiao, our vice president, sales. In October 2006, Master Topful Limited granted options to 104 of the registrant’s employees to purchase shares in Master Topful that entitle holders, indirectly through Master Topful, to economic rights in a total of 1,011,874 of our ordinary shares at an exercise price of US$ 1.4720 per share. These options are subject to vesting periods and cannot be exercised prior to the completion of the registrant’s initial public offering.

(e) On March 16, 2007, the registrant granted a warrant, without any cash consideration, to Lehman Brothers Commercial Corporation Asia Limited to purchase ordinary shares up to a number equal to US$ 7,500,000 divided by an exercise price based on the average market closing price of ordinary shares for the 20 consecutive trading days immediately prior to the exercise date. The warrant is exercisable at any time during a one year period commencing six months from the completion of the registrant’s initial public offering.

(f) In June 2007, we terminated our 2006 equity compensation plan and cancelled the 1,473,442 shares issued to Master Topful. The options granted by Master Topful under our 2006 plan were canceled and, other than those options that were forfeited or terminated, replaced by options we issued directly under our 2007 share incentive plan. In June 2007, we issued options to purchase 1,471,442 ordinary shares at a weighted average exercise price of US$ 1.608 per share.

(g) In July 2007, we issued options to purchase 2,000 ordinary shares to Guangnan Ni, our independent director, at an exercise price of US$ 6.1420 per share.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b)	Financial Statement Schedules

Schedule 1—condensed financial information of registrant prepared in accordance with Rule 12-04(a) and Rule 4-08(e)(3) of Regulation S-X, has been included in the consolidated financial statements included in this registration statement.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability under the Securities Act of 1993 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, People’s Republic of China, on October 10, 2007.

NOAH EDUCATION HOLDINGS LTD.

By:	/s/ Dong Xu
Name:	Dong Xu
Title:	Chairman; Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dong Xu Name: Dong Xu	Chief Executive Officer (principal executive officer) and Chairman of Board	October 10, 2007

/s/ Trevor Choi Name: Trevor Choi	Chief Financial Officer (principal financial and accounting officer)	October 10, 2007

/s/ Benguo Tang Name: Benguo Tang	Director	October 10, 2007

/s/ Xiaotong Wang Name: Xiaotong Wang	Director	October 10, 2007

/s/ Xianquan Xiao Name: Xianquan Xiao	Director	October 10, 2007

/s/ Conrad Kwong Yue Tsang Name: Conrad Kwong Yue Tsang	Director	October 10, 2007

/s/ Xiao Chen Name: Xiao Chen	Director	October 10, 2007

/s/ Guangnan Ni Name: Guangnan Ni	Director	October 10, 2007

/s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director Puglisi & Associates	Authorized U.S. Representative	October 10, 2007

NOAH EDUCATION HOLDINGS LTD.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement.

3.1†	Memorandum and Articles of Association of the Registrant, as currently in effect.

3.2†	Form of Amended and Restated Memorandum and Articles of Association of the Registrant.

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3).

4.2†	Registrant’s Specimen Certificate for Ordinary Shares.

4.3†	Form of Deposit Agreement, among the Registrant, the depositary and holders of the American Depositary Receipts.

4.4†	Share Subscription Agreement, dated June 30, 2004, as amended, relating to the subscription of Series A preference shares in the Registrant

4.5†	Share Purchase Agreement, dated March 7, 2007, in respect of the purchase by Lehman Brothers Commercial Corporation Asia Limited of ordinary shares and Series A preference shares in the Registrant from existing holders.

4.6†	Share Purchase Agreement, dated April 10, 2007, in respect of the purchase by Great Joy Group Limited of ordinary shares in the Registrant from existing holders.

4.7†	Amended and Restated Shareholders Agreement, dated as of March 16, 2007.

5.1†	Opinion of Maples and Calder regarding the validity of the ordinary shares being registered.

8.1†	Opinion of Latham & Watkins LLP regarding certain U.S. tax matters.

10.1†	English translation of Agreement For Trust and Other Relevant Arrangement Relating to 2006 Equity Compensation Plan dated October 26, 2006, together with the English translation of the termination agreement dated June 29, 2006.

10.2†	2007 Share Incentive Plan.

10.3†	Form of Indemnification Agreement with the Registrant’s directors.

10.4†	Form of Employment Agreement with Executive Officers.

10.5†	English Translation of Software Development and Maintenance Agreement, dated June 8, 2007, between Noah Education and Noah Zhi Yuan.

10.6†	English Translation of Exclusive Technology Supporting and Consulting Service Agreement, dated June 8, 2007, between Noah Education and Noah Zhi Yuan.

10.7†	English Translation of Content Services Agreement, dated June 8, 2007, between Noah Education and Noah Zhi Yuan.

10.8†	English Translation of Equity Pledge Agreement, dated June 8, 2007, between Noah Education, Dong Xu and Benguo Tang.

10.9†	English Translation of Option Agreement, dated June 8, 2007, between Noah Education, Dong Xu and Benguo Tang.

10.10†	English Translation of Loan Agreement, dated June 8, 2007, between Noah Education, Dong Xu and Benguo Tang.

Exhibit Number	Description of Document

10.11†	English Translation of Power of Attorney, dated June 8, 2007, by Xu Dong in favor of Noah Education in respect of Noah Zhi Yuan.

10.12†	English Translation of Power of Attorney, dated June 8, 2007, by Benguo Tang in favor of Noah Education in respect of Noah Zhi Yuan.

10.13†	English Translation of Asset Purchase Agreement, dated June 30, 2004, between Noah Industrial and the Registrant.

21.1†	Subsidiaries of the Registrant.

23.1†	Consent of Deloitte Touche Tohmatsu, an Independent Registered Public Accounting Firm.

23.2†	Consent of Maples and Calder (included in Exhibit 5.1).

23.3†	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

23.4†	Consent of Zhong Lun Law Firm.

23.5†	Consent of Greater China Appraisal Limited.

24.1†	Powers of Attorney.

99.1†	Code of Business Conduct and Ethics of the Registrant.

†	Previously filed.